UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2006
Cynosure, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51623	04-3125110

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

5 Carlisle Road, Westford, MA	01886

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (978) 256-4200

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On November 6, 2006, Cynosure, Inc. entered into a Non-Exclusive Patent License with Palomar Medical Technologies, Inc. Under the cross license agreement, Cynosure obtained a non-exclusive license to integrate into its products certain hair removal technology covered by specified U.S. and foreign patents held by Palomar, and Palomar obtained a non-exclusive license to certain U.S. and foreign patents held by Cynosure. Cynosure will make a one-time payment to Palomar of $10 million for royalties related to prior sales of hair removal-only systems, including Cynosure’s Apogee® family of products and the PhotoLight™, Acclaim® 7000 and PhotoSilk Plus™ systems. In addition, Cynosure has agreed to pay royalties to Palomar on Cynosure’s future sales of certain hair removal products. The royalty rate will range from 3.75% to 7.5% of net sales beginning October 1, 2006, depending upon product configuration and the number of energy sources. Cynosure’s flagship products, including the Affirm™ system, the Cynergy® system with MultiPlex™ technology and the TriActive LaserDermologySM system, are not subject to any past or future royalties under the agreement.
     The description above is qualified in its entirety by reference to the Non-Exclusive Patent License, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference.
     A copy of the press release issued by Cynosure on November 7, 2006 is attached as Exhibit 99.1 to this Current Report on Form 8-K and the information set forth therein is incorporated by reference.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits

10.1	Non-Exclusive Patent License Agreement, dated November 6, 2006, between Palomar Medical Technologies, Inc. and Cynosure, Inc.

99.1	Press Release issued by Cynosure, Inc. on November 7, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYNOSURE, INC.
Date: November 6, 2006	By:	/s/ Timothy W. Baker
Timothy W. Baker
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Non-Exclusive Patent License Agreement, dated November 6, 2006, between Palomar Medical Technologies, Inc. and Cynosure, Inc.

99.1	Press Release issued by Cynosure, Inc. on November 7, 2006